Exhibit 99.2

Caesars Entertainment Corporation (CZR)
Third Quarter 2013 Earnings Announcement
October 29, 2013

Caesars is posting a copy of these prepared remarks and its press release to its Investor Relations website. These prepared remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, October 29 at 2:00 p.m. PT (5:00 p.m. ET). To access the live broadcast, please visit the Investor Relations section of Caesars’ website at www.caesars.com. A reconciliation between GAAP and non-GAAP results is provided in the tables in the press release.

Prepared Remarks
Eric Hession:
Good afternoon, and welcome to the Caesars Entertainment third quarter 2013 results conference call. Joining me today are Gary Loveman, Chief Executive Officer, and Donald Colvin, Chief Financial Officer.
Following our prepared remarks, we will turn the call over for your questions. A copy of our press release, today’s prepared remarks and a replay of this conference call will be available in the investor relations section of our website at caesars.com.
Before I turn the call over to Gary, I would like to call your attention to the following information. The Safe Harbor disclaimer in our public documents covers this call and the simultaneous live webcast at caesars.com. The forward looking statements made during this conference call reflect the opinion of management as of the date of this call. There are risks and uncertainties with such statements which are detailed in our filings with the SEC. Please be advised that developments subsequent to this call are likely to cause these statements to become outdated with the passage of time. We do not intend, however, to update the information provided today prior to our next quarterly conference call. Further, today we are reporting third quarter 2013 results. These results are not necessarily indicative of results in future periods. Also, please note that prior to this call we furnished a Form 8-K of this afternoon’s press release to the SEC.
Property EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations of net income/loss to property EBITDA and net income/loss to adjusted EBITDA can be found in the tables in our press release.

This call, the webcast and its replay are the property of Caesars. It is not for rebroadcast or use by any other party without the prior written consent of Caesars. If you do not agree with these terms, please disconnect now. By remaining on the line, you agree to be bound by these terms.
I would now like to turn the call over to our CEO, Gary Loveman.
Gary Loveman:
Thank you Eric, and welcome to today’s call.
Since we were last together three months ago, there has been no shortage of developments at Caesars. Most of these developments involve positive momentum in the execution of our strategy and our efforts to address the company’s capital structure. Before I update you on our progress, I would like to spend a moment talking about two recent pieces of news that you have no doubt read by now.
Ten days ago we announced the withdrawal of our application as a qualifier in Massachusetts. After we received a report from the Gaming Commission’s staff that said we had not demonstrated Caesars’ suitability, our partners in the project asked us to withdraw and we agreed. The staff report raised certain issues, particularly with regard to our trademark licensing agreement with the Gansevoort Hotel Group and an ill-defined association between one of that company’s passive, minority investors and an international crime group, speculated on by the popular press. On top of the fact that this individual has never been charged or convicted of anything, our arrangement with Gansevoort was limited to the use of the company’s brand on the former Bill’s Gamblin’ Hall & Saloon in Las Vegas. The hotel and casino were always going to be operated solely by Caesars. The relationship was scrutinized by our time-tested investigative and compliance process and approved by our independent Compliance Committee, which consists of experienced, accomplished executives and former regulators.
Let me be clear: We have always supported high standards for operators in our business and believe that setting and maintaining these standards is good for the company and the industry. With that said, standards that place unreasonable emphasis on speculative issues despite convincingly thorough, time-tested and independent review and investigation are troubling and, I don’t believe in the long-term best interests of the industry or any particular jurisdiction. Indeed, unlike the practice elsewhere, the Massachusetts process provided no opportunity to address the Gansevoort issue and provide an acceptable resolution. I am obviously disappointed and angry about the outcome, as it is inconsistent with our experience in every jurisdiction in which we have operated for the last 76 years.
We were prepared to clearly and convincingly establish our suitability before the Commission. Following discussions with our partners at Suffolk Downs, who are facing a referendum on November 5, we agreed to withdraw our application as a qualifier at their request. I do want to reiterate that the Commission itself took no action with regard to Caesars’ suitability. While it is too early to determine the resolution regarding our investment in this project, the cash investment is approximately $100 million.
We have reached out to the regulators in other jurisdictions to discuss the Massachusetts report and are encouraged by the tenor of those discussions. We will continue to interact with them to address any questions they may have.
Separately, last week we disclosed that earlier this month we received a letter from FinCEN informing us that it has begun an investigation of Caesars Palace for alleged violations of the Bank Secrecy Act. At the same time, we became aware of an IRS investigation into our anti-money laundering practices. Governmental authorities have been increasingly focused on anti-money laundering in recent years, particularly as it relates to the gaming industry. We are fully cooperating with the authorities in their investigations.
With that, let’s move on to discuss the quarter and our progress against our strategic initiatives. September and October have been extraordinarily active in this regard.
During this period, we:

•	Began offering real-money online poker in Nevada;

•	Completed the rim of the High Roller at the Linq;

•	Went vertical in our construction of Horseshoe Baltimore

•	Announced Britney Spears’ Las Vegas residency and renovation of the Planet Hollywood theatre;

•	Completed the largest gaming re-investment in 10 years;

•	Began driving beams into the ground for the construction of our meetings facility in Atlantic City;

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And last, but most certainly not least, we completed and advanced several important capital markets transactions as part of our plan to further improve the company’s capital structure and position Caesars for long-term success.

We did all of this against the backdrop of industry conditions that were similar to the first half of the year. In the third quarter, visitation and casino revenues declined across much of our network compared to the year ago period. However, we are encouraged by positive underlying trends in Las Vegas, particularly around the increases we’ve seen in hotel and F&B revenue, which are related directly to our recent hospitality investments in the city.
We are also encouraged by forward-booking activity in the Groups business. The first half of 2014 looks to be in excellent shape with the first quarter shaping up to be the best quarter for this business since the peak in the first quarter of 2008. Several key events, including the return of the Conexpo-Con/Agg show in March are supporting this growth. We estimate that the business will grow by high single digits in 2014.
Prior to discussing the business, I would like to take a moment to review the transactions we completed since our last call.

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In October, we completed the refinancing of outstanding CMBS and Octavius/Linq debt, raising approximately $4.65 billion. These actions address our largest near term maturity, providing runway for new growth opportunities to generate returns for the recovery of the core business.

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We also completed a public equity offering of more than 10 million shares at the end of September, raising approximately $200 million in proceeds and providing additional liquidity. We also actively worked toward the completion of strategic asset sales during the quarter, which Donald will detail during his financial review.

We are also nearing the completion of our Caesars Acquisition Company rights offering. Apollo and TPG recently funded their investment of approximately $460 million and Growth Partners used $360 million of it to purchase Planet Hollywood, its share of Horseshoe Baltimore, and 50 percent of the management fee for both properties. The rights were distributed on October 21st, and holders of Caesars as of the record date have until November 2nd to elect to exercise their right to acquire shares in Caesars Acquisition Company. The rights offering is anticipated to close on November 18th, and we have applied to list shares on NASDAQ.
The transaction benefits Caesars in many ways, including:

•	The creation of a more flexible vehicle to fund growth projects;

•	A cash infusion to Caesars Entertainment; and

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Continued participation in the future upside of assets transferred to Growth Partners and future growth investments through a majority economic stake in Growth Partners. In addition to our non-voting stake, Caesars will have the opportunity to exercise a call option to repurchase Growth Partners after three years.

All of these activities taken together, demonstrate the considerable efforts underway to enhance our capital structure and - combined with the investments in our business - create equity value.
Now, turning to specific developments in the execution of our strategy to:

•	Reinvigorate and expand our core markets, particularly Las Vegas, with a focus on hospitality;

•	Expand our distribution network through our in-place domestic development pipeline and social and mobile games business; and

•	Pursue real money online gaming.
With respect to enhancing our hospitality assets in Las Vegas, we are investing significantly to bring new experiences to the city and enhance our current footprint.
These efforts are anchored by The Linq, where we will begin opening the retail, dining and entertainment offerings in phases beginning in December, with the opening of the High Roller being the last stage in 2Q 2014.
If you have visited Las Vegas recently, you will have no doubt observed that the rim of the High Roller has been completely assembled and taken its place on the skyline of the Strip. We will begin attaching the cabins to the wheel next month, and plan to begin operating the High Roller in the second quarter of next year. We also anticipate our properties surrounding the Linq, many of which are currently being updated or renovated, to benefit significantly from incremental visitation, enhanced ADRs and higher casino foot traffic.
We also made a major enhancement to our entertainment offerings with the announcement that Britney Spears will start a two-year residency at Planet Hollywood. Our artist in residence program is very successful and associates us with some of the biggest names in entertainment, including Celine Dion, Elton John and Shania Twain. I would also note that the Planet Hollywood venue will be one of the first venues to combine a typical theatre with a nightlife experience.
At Bill’s, construction is moving along well and the building is beginning to show its final exterior finishes. As I mentioned earlier, we terminated our licensing agreement with the Gansevoort Group and are evaluating alternatives for a new name for Bill’s. Plans for the development are otherwise unchanged. Interior framing is nearing completion and drywall installation will begin soon. We expect to open the hotel and casino as well as Drai’s dayclub/nightclub and pool in the first half of 2014. We anticipate this property will generate significantly higher ADRs than it did as Bill’s. At the Nobu Hotel, our other boutique offering in Las Vegas, ADRs have increased by more than 65% from when it operated as the Centurion Tower.
At Bally’s, the renovation of the 756-room South Tower, which we have rebranded the Jubilee Tower, is nearly complete. Approximately 95% of the tower has been refreshed with the remaining rooms to be completed in November. The response and feedback from guests has been positive as evidenced by the strong service scores received to date. We are already seeing a $45 ADR cash premium on these rooms relative to other Bally’s rooms, which is worth $10 million on an annualized basis.
At the Quad, we completely refurbished the casino floor, which reopened in September - excluding the sports book which will open in mid-November and the lobby bar which we are currently redesigning. The Quad now benefits from a much-improved arrival experience, new gaming floors with upgraded surroundings and expanded guest check-in facilities that will reduce wait times. With access to the casino floor from both the Strip and the Linq, we believe the Quad will benefit significantly from pedestrian traffic. As I have described on prior calls, the construction related to these investments on the Strip have created significant disruption within the core of our Las Vegas footprint for more than a year. We expect some of this disruption to continue during the near team but are optimistic it will abate by the middle of next year.
In addition to our hospitality investments, we completed a major investment in our gaming assets with the purchase of 7,000 video poker terminals from IGT. This is the largest gaming re-investment Caesars has made in 10 years. Upgrading our gaming assets aligns with our objective to deliver superior guest experiences at our properties across the country by providing modern, state-of-the-art gaming units.

Turning to our domestic expansion initiatives -
As I mentioned earlier, construction is underway in Baltimore, where we are “out of the ground” and on track to open in Q3 2014. We are very excited about this opportunity to open another urban casino in a prime location with strong regional Total Rewards membership.
In Atlantic City, construction of what will be the largest meeting and conference center in the Northeast is well underway. We believe our state-of-the-art facility will attract new segments of visitation to the market, particularly mid-week, and absorb excess hotel room and restaurant capacity. We see this as an opportunity to capture a share of the $16 billion convention and meeting market in the Northeast and anticipate the meeting center will open in 2015. We’ve already booked a couple large groups for the facility and look forward to further leveraging our nationwide sales organization. Customer feedback has been positive around having a viable conference center alternative in the Northeast.
Real money online gaming is another important component of our plans to expand our distribution network. We launched real money online poker in Nevada on September 19. Though we are only about six weeks in, we have received positive feedback from players on WSOP.com about how sophisticated, user-friendly and dynamic the game play is. We commenced our marketing efforts at the end of September, utilizing a combination of promotions and advertisements that complement our land based strategy. For example, earlier this month we awarded prizes into our land based World Series of Poker Europe tournament in Paris, where one lucky Nevadan was offered a chance to win a package to play in France. Because of the popularity of the World Series of Poker franchise and our physical footprint, Caesars and CIE are uniquely positioned to tie in offline and online opportunities to broaden our reach.
In New Jersey, we expect to launch online gaming by November 26th with soft play starting on November 21st, subject to regulatory approvals. We believe the successful launch of real money online gaming in these states could serve as a model and potentially stimulate other states considering online gaming legalization.
In social and mobile games, we maintained our position as the world’s leading provider of social casino games. Our social/mobile platform is a key differentiator for our company and a meaningful revenue driver. During the quarter, Playtika released Caesars Slots on iOS and Google Play stores.
We are constantly improving upon and investing in our marketing, loyalty and analytics capabilities and programs. These are at the core of our company and are critical to optimizing the impact of our integrated network.
Our recent investments in big data have enhanced our understanding of the non-gaming behavior of our guests and how much amenities such as hotel, food and beverage and entertainment drive engagement. We are already benefiting from these insights, and over time, we believe this insight will further enrich our loyalty program by enabling us to more effectively market to our customers and stimulate non-gaming behavior.

This year, we have also emphasized promotions and generating excitement at our properties to encourage visitation. The Millionaire Maker promotion offers players innovative and entertaining ways to become the next instant millionaire. We have created around 40 millionaires this year and 745 to date. We have been very pleased with the results associated with the new Caesars.com, which include increases in direct bookings and cross promotion. We also launched our new mobile platform at the end of September, which enables us to better engage guests before, during and after their visits. We have optimized the entire booking flow for mobile devices, including up-selling, cross-selling, packaging, amenity sales and promotions.
As a result of these efforts, we have been recognized by third parties for our innovative, industry-leading marketing and loyalty programs. We ranked No. 11 in InformationWeek’s annual list of the nation’s Top 500 most innovative users of technology, which is up from No. 230 in 2012. The primary reason for our impressive positioning this year was the redesign of Caesars.com. We were also recognized with Colloquy’s Master of Enterprise Loyalty Award for the second consecutive year, the only company to achieve this distinction twice. This recognition can be attributed to the improved connection between our loyalty and VIP programs, our ability to activate the experience through our hosts and our use of digital to create new loyalty program fueled touch points with members.
The last few weeks have certainly been eventful, but the most important news has been positive as we work to improve our capital structure and add exciting new offerings to our network.
With that, I will turn the call over to Donald for additional commentary on our financial performance and balance sheet.
Donald Colvin:
Thank you Gary.
As Gary mentioned, we made significant progress over the past several months towards our goal of improving our balance sheet and overall capital structure. Through a combination of debt re-financings, an equity issuance and a strategic asset sale, the company is better equipped financially to execute on the strategy that Gary outlined and which we are actively pursuing.
Breaking down the transactions in greater detail -

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On October 11th, we completed the $4.65 billion Caesars Entertainment Resort Properties or CERP refinancing transaction, comprised of a $2.5 billion credit facility, $1 billion of first lien notes, and $1.15 billion of second lien notes. We also have an undrawn revolver totaling $269.5 million. The proceeds fully repaid the outstanding Caesars CMBS facility and also refinanced the Octavius/Linq Senior Secured Loan. As a result of the refinancing effort, we captured approximately $100 million in discounted repurchases and reduced total borrowings by approximately $200 million. Given that the transaction closed after quarter end, the results reported today do not reflect the impact of this refinancing. In today’s earnings release, we did provide some CERP financial information as if the transaction had been completed on September 30th rather than on October 11th. As a result, Octavius/Linq is accounted for in both CEOC and CERP financials this quarter.

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On September 25th, we raised approximately $200 million in cash via a public equity offering. We issued 10.34 million shares, including the over-allotment, at a net price of $19.40 per share to Caesars. The shares were issued via the $500 million shelf registration statement that has been in place since shortly after the IPO in February 2012. This recent issuance is in addition to approximately $15 million we have issued via the company’s at-the-market program from the start of the program through Q3. The offering closed October 1, 2013.

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In August of Q3, we entered into a share purchase agreement with Pearl Dynasty for our Macau Golf Course and are on track to close in Q4 13. Net proceeds from the sale are expected to be ~$420 million, with which we plan to fund CEOC capital expenditures or to repurchase CEOC debt.

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Also during the third quarter, we completed the financing of the Horseshoe Baltimore property which includes a $225 million senior secured term facility, two delayed draws of $37.5 million, a $30 million FF&E facility, and a $10 million revolver.

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And lastly, as Gary mentioned, we completed the creation of Caesars Growth Partners and Caesars Acquisition Company. Going forward, we will consolidate Caesars Growth Partners as part of Caesars Entertainment’s financial statements. In addition, Caesars Acquisition Company will submit its quarterly and annual filings as required by the SEC.

In sum, it has been a very successful several months from a transaction perspective.
Turning to our third-quarter results. Performance was driven by similar factors as the first half of the year, including continued softness in the domestic gaming market and competition. We reported third quarter net revenue of $2.2 billion, relatively flat from the year-earlier period. A 7.1% decline in casino revenue was largely offset by increases in room revenue from the implementation of resort fees, higher reimbursable costs from our managed properties as well as lower promotional allowances. Gaming revenue reflects continued slot volume weakness in virtually all our domestic markets, while table volumes were relatively strong. Cash average daily room rates increased from $89 in the third quarter 2012 to $101 in the current quarter, primarily attributable to resort fees in Las Vegas and other Nevada properties. We report cash ADRs as total ADR is subject to transfer pricing assumptions between the casino and hotel and we believe it to be a less effective metric for reporting hotel performance.
Loss from operations for the third quarter 2013 was $637.5 million compared to $216.8 million in the prior year quarter primarily due to higher non-cash intangible and tangible asset impairment charges. Similar to net revenue, property EBITDA was also relatively flat from the year-ago period. The income impact from lower gaming revenue was almost completely offset by lower operating expenses driven in part by effective cost reduction programs as well as the benefit from resort fees and favorable hold. The year-ago quarter Property EBITDA also benefitted from ~$5 million of EBITDA from Harrah’s St. Louis which was sold in Q4 2012. Conrad Punta del Este, which was sold in May 2013, generated an approximate negative $3 million in Property EBITDA in Q3 2012. Adjusted EBITDA increased 4.9% to $508 million.
Overall, the company’s EBITDA benefitted from $15 million of favorable Q3 hold year-over year, primarily at Caesars Palace. $30 million of favorable hold in Las Vegas was partially offset by $10 million of unfavorable hold in Atlantic City and $5 million of unfavorable hold in Other U.S. Regions.
Now, let’s take a look at our balance sheet and liquidity. Caesars had $1.8 billion in liquidity at quarter-end. This included $1.7 billion of cash not including restricted cash, $215 million of revolver capacity, less $100 million of the revolver capacity committed to letters of credit. Debt, net of cash, was $22.1 billion, excluding restricted cash.
The $23.8 billion total face value of debt at quarter-end included $225 million of Horseshoe Baltimore Term Loan B that closed on July 2, 2013. The total debt number does not include the $4.65 billion of debt associated with the CERP refinancing which closed in the fourth quarter. Total face value of debt repurchased during the quarter was around $71 million, and we repurchased $50 million of CMBS and $18 million of the CEOC 5 3/8ths unsecured notes due 2013. Post Q3, we reduced total borrowings by approximately $200 million as a result of the CERP refinancing.
Total cash was $1.7 billion, not including restricted cash. Included in our cash balance is $50 million received to date in cash proceeds from the sale of Conrad Punta del Este and $66 million of the anticipated $420 million in cash proceeds from the sale of the golf course in Macau. We expect to receive both the remaining $32 million of cash from Punta del Este and $354 million in cash proceeds from the sale of the Macau Golf Course in Q4 2013. Also not included in the third quarter cash balance are the $200 million of proceeds from the equity offering that we closed in October as well as proceeds from CGP. CEOC and legacy CMBS cash balances were $1.3 billion and $117 million, respectively at September 30, 2013. Cash at the parent was $223 million, and CERP cash balance was $127 million for Q3.
Restricted cash was $527 million, and includes project funds that have been raised but not spent on The Linq and the renovation of Bill’s as well as reserve funds for the legacy CMBS properties and Planet Hollywood. The September 30th restricted cash balance was ~$193 million higher compared to the $334 million balance on June 30th, driven in large part by ~$219 million of Baltimore proceeds which are in restricted cash, offset by spending on The Linq and Bill’s. The intercompany loan from CEC to CEOC was $285.4 million, no change to the balance at the end of June.
Capital expenditures during the third quarter were around $150 million. We spent around $140 million in CEOC, primarily on The Linq, Baltimore and Bill’s, and around $10 million in our legacy CMBS properties, mainly on Linq-related upgrades at the Flamingo. Total capex spent during the quarter on the Linq/Octavius was around $40M.
We are lowering our capex expectations for 2013, primarily due to timing shifts of projects. Our expectations for planned capital expenditures for full year 2013 are $650 to $750 million. We anticipate:

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Approximately $390 million to be allocated to project-related CapEx and approximately $330 million to maintenance CapEx. Included in the $390 million of project-related CapEx is approximately $150 million of project financing associated with The Linq, Bill’s, Baltimore, and other development projects that we have previously financed, plus approximately $240 million of our equity. Included in the $330 million of maintenance CapEx is spending on room upgrades and facilities, especially in Las Vegas.

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We plan to spend approximately $420 million in CEOC and approximately $290 million in CERP, with the remainder to be spent primarily in CEC due to the Atlantic City Meeting Facility. The $420 million of CEOC capex does not include 12 months of estimated Linq/Octavius capex but does include Horseshoe Baltimore and Planet Hollywood capex. The $290 million of CERP capex includes twelve months of estimated capex spend on Linq/Octavius and legacy CMBS.

Going forward, we remain focused on driving efficiency, tightening cost control, and further improving our balance sheet. We are actively pursuing improvements to our working capital and cash flow via a series of initiatives which span the entire organization. Initiatives include improving our inventory receivables and optimizing our cash balances. They also include pursuing additional cost optimization initiatives including more efficient workplace scheduling and incremental selling opportunities. These initiatives are driving improved financial performance as we exit 2013 and create a more financially disciplined company for 2014 and beyond, with any sustained economic recovery to provide an additional tailwind.
With that, I will hand it back to Gary for his final remarks.
Gary Loveman:
Thank you, Donald.
2014 promises to be a very exciting year for Caesars, as we introduce new developments in Las Vegas, Baltimore and on-line. Our new entities and steady attention to our capital structure creates the foundation for further growth and enhancements to our network.
We are now happy to take your questions.

Safe Harbor Statement
These prepared remarks includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue," "pursue," or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, and future financial results of Caesars, as well as statements relating to forward-booking activity of our Groups business, our properties surrounding the Linq benefiting significantly from incremental visitation, enhanced ADRs and higher casino foot traffic, the launching of online poker in New Jersey, and the closing of the CAC rights offering and the listing of the CAC shares on NASDAQ. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein):

•	the impact of the Company's substantial indebtedness and the restrictions in the Company's debt agreements;

•	access to available and reasonable financing on a timely basis, including the ability of the Company to refinance its indebtedness on acceptable terms;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from cost savings programs;

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changes in the extensive governmental regulations to which the Company and its stockholders are subject, and changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the ability of the Company's customer-tracking, customer loyalty, and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	the effects of competition, including locations of competitors and operating and market competition;

•	the ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds ("gaming hold" is the amount of money that is retained by the casino from wagers by customers);

•	the ability to timely and cost-effectively integrate companies that the Company acquires into its operations;

•	the potential difficulties in employee retention and recruitment as a result of the Company's substantial indebtedness or any other factor;

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construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

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acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, including losses in revenues and damage to property, and the impact of severe weather conditions on the Company's ability to attract customers to certain of its facilities, such as the amount of losses and disruption to the Company as a result of Hurricane Sandy in late October 2012;

•	the effects of environmental and structural building conditions relating to the Company's properties;

•	access to insurance on reasonable terms for the Company's assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of these prepared remarks.